As filed with the Securities and Exchange Commission on October 8, 2015

Securities Act File No. 333-204191

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

Thrivent Series Fund, Inc.

(Exact name of registrant as specified in charter)

625 Fourth Avenue South

Minneapolis, Minnesota 55415

(Address of principal executive offices)

(612) 844-4198

(Area Code and Telephone Number)

Michael W. Kremenak

Secretary and Chief Legal Officer

625 Fourth Avenue South

Minneapolis, Minnesota 55415

(Name and address of agent for service)

No filing fee is due herewith because of reliance on Section 24(f) of the Investment Company Act, as amended.

THRIVENT SERIES FUND, INC.

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Proxy Statement/Prospectus - Incorporated herein by reference to the definitive form of Proxy Statement/Prospectus filed pursuant to Rule 497 under the Securities Act of 1933, as amended (“Securities Act”), on June 18, 2015

Part B — Statement of Additional Information - Incorporated herein by reference to the definitive form of Statement of Additional Information filed pursuant to Rule 497 under the Securities Act on June 18, 2015

Part C — Other Information

Signature Page

Exhibits - The purpose of this filing is to file as exhibits, with respect to the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on June 15, 2015: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization, as required by Item 16(12) of Form N-14; and (ii) the executed Agreement and Plan of Reorganization, as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary. Other exhibits for the Registrant are filed herewith, as well.

PART C

OTHER INFORMATION

Item 16.	Exhibits

1.1	Articles of Incorporation of the Registrant (2)

1.2	Amendment to Articles of Incorporation increasing authorized shares (5)

2	Restated Bylaws of the Registrant (13)

3	Not Applicable

4.1

Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Small Cap Growth Portfolio, a series of the Registrant (*)

4.2

Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Small Cap Value Portfolio, a series of the Registrant (*)

4.3

Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Mid Cap Growth Portfolio, a series of the Registrant (*)

4.4

Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Mid Cap Value Portfolio, a series of the Registrant (*)

4.5	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Natural Resources Portfolio, a series of the Registrant (*)

4.6	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Growth Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Technology Portfolio, a series of the Registrant (*)

5	Not Applicable

6.1	Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (4)

6.2	Amendment No. 4 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (9)

6.3	Amendment No. 5 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.4	Amendment No. 6 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (11)

6.5	Amendment No. 7 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (14)

6.6	Amendment No. 8 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (15)

6.7	Amendment No. 9 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (*)

6.8	Amendment No. 10 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (*)

6.9	Amendment No. 11 to Investment Advisory Agreement between the Registrant and Thrivent Financial for Lutherans (*)

6.10	Investment Subadvisory Agreement among Thrivent Financial for Lutherans, the Registrant and Pyramis Global Advisors, LLC (9)

6.11	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans , the Registrant and Pyramis Global Advisors, LLC (14)

6.12	Form of Investment Subadvisory Agreement among Thrivent Financial for Lutherans, the Registrant and Goldman Sachs Asset Management, L.P. with respect to the Thrivent Partner Mid Cap Value Portfolio (9)

6.13	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, the Registrant and Goldman Sachs Asset Management, L.P. with respect to the Thrivent Partner Mid Cap Value Portfolio and the Thrivent Partner Technology Portfolio (11)

6.14	Form of Investment Subadvisory Agreement among Thrivent Financial for Lutherans, the Registrant and Mercator Asset Management LP (8)

6.15	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Mercator Asset Management LP (9)

6.16	Amendment No. 2 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Mercator Asset Management LP (14)

6.17	Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and T. Rowe Price Associates, Inc. (4)

6.18	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, and Registrant and T. Rowe Price Associates, Inc. (10)

6.19	Amendment No. 2 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, and Registrant and T. Rowe Price Associates, Inc. (14)

6.20	Form of Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Principal Global Investors, LLC (8)

6.21	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Principal Global Investors, LLC (9)

6.22	Amendment No. 2 to the Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Principal Global Investors, LLC (14)

6.23	Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Aberdeen Asset Management Investment Services Limited (9)

6.24	Amendment No. 1 to the Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Aberdeen Asset Managers Limited (13)

6.25	Amendment No. 2 to the Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Aberdeen Asset Managers Limited (16)

6.26	Form of Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Sectoral Asset Management Inc. (9)

6.27	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Sectoral Asset Management Inc. (14)

6.28	Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Goldman Sachs Asset Management, L.P. with respect to the Thrivent Partner Worldwide Allocation Portfolio (9)

6.29	Amendment No. 1 to Investment Subadvisory Agreement among Thrivent Financial for Lutherans, Registrant and Goldman Sachs Asset Management, L.P. with respect to the Thrivent Partner Worldwide Allocation Portfolio (15)

7.	Not Applicable

8.	Not Applicable

9.1	Amendment to Custodian Contract, dated February 1, 1989 (1)

9.2	Amendment to Custodian Contract, dated January 11, 1990 (1)

9.3	Restated Amendment to Custodian Contract, dated October 6, 2000 (3)

9.4	Custodian Contract between the Registrant and State Street Bank and Trust Company, dated November 26, 2002 (2)

9.5	Master Custodian Agreement dated November 26, 2002 (14)

10.	Not Applicable

11.	Opinion and Consent of Counsel (16)

12.1	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Growth Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Small Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015 (*)

12.2	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Value Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Small Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015 (*)

12.3	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Mid Cap Growth Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Mid Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015 (*)

12.4	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Mid Cap Value Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Mid Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015 (*)

12.5	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Natural Resources Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Large Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015 (*)

12.6	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Technology Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Large Cap Growth Portfolio, a series of the Registrant, dated August 21, 2015 (*)

13.1	Expense Reimbursement Letter Agreement (16)

13.2	Participation Agreement among Registrant, Thrivent Financial for Lutherans, and the Thrivent Retirement Plans (7)

13.3	Participation Agreement among Registrant, Thrivent Financial for Lutherans and the separate accounts (6)

13.4	Participation Agreement among Registrant, Thrivent Life Insurance Company and the separate accounts (6)

13.5	Administrative Services Agreement, effective January 1, 2009, between Registrant and Thrivent Financial for Lutherans (10)

13.6	Amendment No. 1 to Administrative Services Agreement dated August 16, 2013 (15)

13.7	Amendment No. 2 to Administrative Services Agreement (*)

13.8	Amendment No. 3 to Administrative Services Agreement (*)

14.	Consent of Independent Registered Public Accounting Firm (16)

15.	Not Applicable

16.	Powers of Attorney (16)

17.	Form of Proxy Card (17)

Filed as part of the Registration Statement as noted below and incorporated herein by reference:

*	Filed herewith
(1)	Incorporated by reference from Post-Effective Amendment No. 14 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed November 1, 1995.

(2)	Incorporated by reference from Post-Effective Amendment No. 22 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 27, 1998.
(3)	Incorporated by reference from Post-Effective Amendment No. 25 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 20, 2001.
(4)	Incorporated by reference from Post-Effective Amendment No. 27 to the registration statement of LB Series Fund, Inc., file no. 33-3677, filed April 30, 2002.
(5)	Incorporated by reference from initial Form N-14 registration statement of LB Series Fund, Inc., file no. 333-111964, filed January 16, 2004.
(6)	Incorporated by reference from Pre-Effective Amendment No. 1 to the registration statement on Form N-14 of LB Series Fund, Inc., file no. 333-111964, filed February 26, 2004.
(7)	Incorporated by reference from Post-Effective Amendment No. 33 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 22, 2005.
(8)	Incorporated by reference from Post-Effective Amendment No. 37 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 17, 2007.
(9)	Incorporated by reference from Post-Effective Amendment No. 39 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 25, 2008.
(10)	Incorporated by reference from Post-Effective Amendment No. 40 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 27, 2009.
(11)	Incorporated by reference from Post-Effective Amendment No. 41 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on February 16, 2010.
(12)	Incorporated by reference from Post-Effective Amendment No. 43 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 27, 2011.
(13)	Incorporated by reference from Post-Effective Amendment No. 45 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 26, 2012.
(14)	Incorporated by reference from Post-Effective Amendment No. 47 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2013.
(15)	Incorporated by reference from Post-Effective Amendment No. 49 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 29, 2014.
(16)	Incorporated by reference from Post-Effective Amendment No. 51 to the registration statement of Thrivent Series Fund, Inc., file no. 33-3677, filed on April 30, 2015.
(17)	Incorporated by reference from Form DEFA14A adding exhibits to the Form N-14 registration statement of Thrivent Series Fund, Inc., file no. 333-204191, filed on July 10, 2015.

Item 17.	Undertakings

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act [17 CFR 230.145c], the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on this 8th day of October 2015.

THRIVENT SERIES FUND, INC.

/s/ Michael W. Kremenak
Michael W. Kremenak
Secretary and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on this 8th day of October, 2015.

Signature	Title

/s/ David S. Royal David S. Royal	President (Principal Executive Officer) and Director

/s/ Gerard V. Vaillancourt Gerard V. Vaillancourt	Treasurer (Principal Financial and Accounting Officer)

* Janice B. Case	Director

* Richard L. Gady	Director

* Richard A. Hauser	Director

* Marc S. Joseph	Director

* Paul R. Laubscher	Director

* James A. Nussle	Director

* Douglas D. Sims	Director

* Constance L. Souders	Director

/s/ Russell W. Swansen Russell W. Swansen	Director

*	Michael W. Kremenak, by signing his name hereto, does hereby sign this document on behalf of each of the above-named Directors and Officers of Thrivent Series Fund, Inc. pursuant to the powers of attorney duly executed by such persons.

Dated: October 8, 2015	/s/ Michael W. Kremenak
Michael W. Kremenak
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Small Cap Growth Portfolio, a series of the Registrant.

4.2	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Small Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Small Cap Value Portfolio, a series of the Registrant.

4.3	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Mid Cap Growth Portfolio, a series of the Registrant.

4.4	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Mid Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Mid Cap Value Portfolio, a series of the Registrant.

4.5	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Stock Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Natural Resources Portfolio, a series of the Registrant.

4.6	Agreement and Plan of Reorganization dated August 7, 2015, by and between Thrivent Large Cap Growth Portfolio, a series of Thrivent Series Fund, Inc. and Thrivent Partner Technology Portfolio, a series of the Registrant.

6.7	Amendment No. 9 to the Investment Advisory Agreement.

6.8	Amendment No. 10 to the Investment Advisory Agreement.

6.9	Amendment No. 11 to the Investment Advisory Agreement.

12.1	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Growth Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Small Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015.

12.2	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Small Cap Value Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Small Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015.

12.3	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Mid Cap Growth Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Mid Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015.

12.4	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Mid Cap Value Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Mid Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015.

12.5	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Natural Resources Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Large Cap Stock Portfolio, a series of the Registrant, dated August 21, 2015.

12.6	Opinion of Reed Smith LLP, on tax matters relating to the reorganization of Thrivent Partner Technology Portfolio, a series of Thrivent Series Fund, Inc., into Thrivent Large Cap Growth Portfolio, a series of the Registrant, dated August 21, 2015.

13.7	Amendment No. 2 to Administrative Services Agreement.

13.8	Amendment No. 3 to Administrative Services Agreement.